Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), entered into as of October 1, 2010, between International CCE, Inc., a Delaware corporation (the “Company”), and Suzanne D. Patterson (the “Executive”). The Company and the Executive may be referred to herein collectively as the “Parties,” or individually as a “Party.”

WHEREAS, following the consummation of the transactions contemplated by the Business Separation and Merger Agreement (the “Merger Agreement”) by and between Coca-Cola Enterprises Inc. (“CCE”), the Company, The Coca-Coca Company and Cobalt Subsidiary LLC dated February 25, 2010 (such consummation is hereinafter referred to as the “Closing”), the Company will be an independent publicly traded company;

WHEREAS, the Executive has been employed by CCE, and the Executive and the Company have agreed that the Executive’s employment shall transfer to the Company in connection with the Closing; and

WHEREAS, the Executive is willing to render services to the Company upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Parties agree as follows:

1.        Employment; Employment Term. The Company agrees to employ the Executive as Vice President, Controller and Chief Accounting Officer of the Company and any successor thereto and the Executive agrees to be employed by the Company, subject to the terms and provisions of this Agreement. This Agreement is expressly contingent on, and shall not be effective until, the Closing. If the Closing does not occur and the Merger Agreement is terminated, then this Agreement shall automatically terminate, and none of the provisions herein shall have any force or effect.

The initial term of employment under this Agreement shall commence on a date to be mutually agreed, which shall be no later than the date of the Closing, and shall expire on the later of three years from the Closing or December 31, 2013 (the “Initial Term”); provided that the term of this Agreement may be extended by mutual written agreement between the Executive and the Company. If the Parties agree to any such extension, the Parties shall specify the terms and conditions of the Executive’s continuing employment, and the provisions of this Agreement that applied during the Initial Term shall not apply during any extension period except as explicitly provided under this Agreement or by the Parties in connection with the extension.

2.        Location of Executive’s Principal Office. During the Initial Term, the Executive’s principal office shall be in the Company’s headquarters office which shall be based in the Atlanta, Georgia metropolitan area, unless mutually agreed otherwise by the Executive and the Company.

3.        Base Salary. During the Initial Term, the Company shall pay the Executive a Base Salary at an annual rate of not less than $300,000. The Base Salary shall be subject to review and possible increase, but not decrease, by the Human Resources and Compensation Committee of the Board (the “HRCC”) each February, and any increases shall be effective the following April 1. Adjustments to the Base Salary shall be based on the Executive’s performance and other factors that the HRCC deems appropriate. Following each adjustment, the term Base Salary shall thereafter refer to the adjusted amount.

4.        Annual Incentive. The Executive shall have the opportunity to receive an annual incentive award in accordance with the terms of the Executive Management Incentive Plan (the “MIP Award”). During the Initial Term, the Executive’s annual target MIP Award shall be at least 70% of her annual Base Salary, payable upon the achievement of operating income goals established and approved by the HRCC; provided, however, that the Chief Executive Officer or the HRCC may recommend alternative metrics to be applicable to all senior executives, subject to the HRCC’s approval. The MIP Award shall be payable in a single lump-sum payment in March following the end of the applicable performance period.

5.        Long-Term Incentive Awards. During the Initial Term, the Executive shall receive three annual long-term incentive awards, each with a target award value of at least $375,000 (each, an “LTIP Award”), provided that the Executive is employed by the Company at the time such award is to be granted. The LTIP Awards may be delivered in one or more forms, including but not limited to stock options, restricted stock units (“RSUs”), restricted stock, or performance stock units (“PSUs”). The LTIP Awards shall be made at the same time of year as the current award cycle used by CCE, unless otherwise recommended by the Chief Executive Officer for all senior executives and approved by the HRCC. The target award value shall be determined (i) for stock options, based on the grant date fair value using the valuation methodology applied for Company financial reporting purposes and (ii) for stock units or restricted stock, based on the number of shares subject to the award (determined at target for PSUs) multiplied by the fair market value of Company stock at grant.

Vesting for each type of LTIP Award shall be as follows. Stock options granted in 2010 shall vest 1/3 on the first anniversary of the grant date in 2011, 1/3 on the second anniversary of the grant date in 2012, and 1/3 on the third anniversary of the grant date in 2013. Stock options granted in 2011 shall vest  1/2 on the first anniversary of the grant date in 2012 and  1/2 on the second anniversary of the grant date in 2013. Stock options granted in 2012 shall be fully vested on the first anniversary of the grant date in 2013. Stock options shall have a 10-year term, as specified in the grant award. PSUs shall have a service-vesting requirement based on cliff vesting at the end of the Initial Term and a performance-vesting requirement based on earnings per share increase over the prior year, provided that the Chief Executive Officer or the HRCC may recommend alternative performance vesting metrics to be applicable to all senior executives, subject to the HRCC’s approval. PSUs (if and to the extent vested) shall be paid after vesting on the following basis: (a) 2010 PSUs shall be paid in May 2014; (b) 2011 PSUs shall be paid in May 2015; and (c) 2012 PSUs shall be paid in May 2016, provided, however, that if the Closing occurs in 2011, then each PSU grant shall be paid 42 months following the date of grant. RSUs and restricted stock shall have such vesting terms as established by the HRCC, provided that any vesting period for such awards shall not extend beyond the Initial Term.

6.        Inaugural Award. Following the Closing, the Executive shall receive an initial equity grant with a value of $187,500 (the “Inaugural Award”). The Inaugural Award shall be granted in RSUs at the same time as the first LTIP Award granted under this Agreement, and the value of such grant shall be determined in the same manner as specified in Section 5 with respect to RSUs. The Inaugural Award shall have a two-year service-vesting requirement and shall be payable two years from the date of grant.

7.        Retention Award. The Company shall pay the Executive $950,000, plus interest at the rate specified below (the “Retention Award”) in a lump-sum cash payment in July 2014, provided that the Executive remains employed through the end of the Initial Term. The Retention Award shall be credited with interest based on the Prime Rate of SunTrust Bank, Atlanta.

8.        Benefits.

(a)        During the Initial Term, the Executive shall be entitled to participate in any employee benefit plans or programs for which she is eligible that are provided by the Company to its management employees based in the United States, such as retirement, health, life insurance, and disability plans, vacation and sick leave policies, business expense reimbursement policies, and international relocation programs that the Company has in effect from time to time. All prior service recognized by CCE for benefit plan purposes as of the Closing shall be recognized by the Company for benefit plan purposes. The Company retains the right to terminate or alter the terms of any benefit programs that it may establish, provided that no such termination or alteration shall adversely affect any vested benefit under any benefit program.

(b)        Upon the Closing, the Company will assume sponsorship of and liability for the Coca-Cola Enterprises Inc. Executive Pension Plan (the “Executive Plan”). The Company anticipates that the Executive Plan will be terminated following the Closing, and that the Executive’s accrued benefit under the Executive Plan will be paid to her in a lump sum at that time.

(c)        During the Initial Term, the Executive will be entitled to receive an annual supplemental allowance of $15,000, which amount is intended to assist Executive with financial, legal and other professional expenses.

9.        Indemnification. During the Executive’s employment and thereafter for the period during which the Executive may be subject to liability relating to her services as an officer or director of the Company or any of its Affiliates, the Company will maintain a directors and officers liability policy, and the Executive shall be covered by such directors and officers liability policy at the same level as applicable to the Company’s other directors and officers, and the Executive shall be indemnified to the fullest extent permitted by law and by the Company’s Certificate of Incorporation and By-Laws. Furthermore, the Executive shall be entitled to indemnification with respect to her services for CCE prior to the Closing in accordance with Section 6.19 of the Merger Agreement.

10.      Payments upon Termination of Employment.

(a)        Termination by the Executive Other Than for Good Reason. If the Executive voluntarily terminates employment with the Company other than for Good Reason during the Initial Term, the Company shall pay the Executive any earned but unpaid Base Salary and any amounts to which the Executive is legally entitled under the generally applicable terms of pension, savings, disability, or other programs. Any MIP Award that is already fully earned by service through the end of the applicable measurement period but not yet paid shall be payable in accordance with its terms, but the Company shall not be under any obligation to make payment with respect to MIP Award measurement periods that have not been completed. The Company shall also not be under any obligation to make payment with respect to any unvested LTIP Awards, Retention Award, or Inaugural Award. Payments of earned but unpaid Base Salary under this Section 10(a) shall be made as soon as administratively practicable following the Executive’s termination of employment, but no later than 60 days following the Executive’s termination of employment.

(b)        Termination by the Company for Reasons Other Than for Cause or by the Executive for Good Reason. If the Company terminates the Executive’s employment for reasons other than for Cause during the Initial Term or if the Executive terminates employment for Good Reason during the Initial Term, the Executive shall be entitled to the payments and rights described in this Section 10(b).

    Provided the Executive is in compliance with the requirements of Section 11 at the time of the relevant payment, the Company shall make the following lump-sum cash payments to the Executive: (i) the amounts described in Section 10(a), (ii) a pro rata MIP Award based on actual results for the year of the Executive’s termination of employment and the number of months of the Executive’s employment in the year, (iii) an amount equal to the Executive’s annual Base Salary plus the most recent target MIP Award multiplied by a fraction, the numerator of which is the number of months remaining in the Initial Term (but not less than 12) and the denominator of which is 12, and (iv) an amount equal to the Retention Award, with interest through the date of termination of employment. Payments made under clauses (i), (iii), and (iv) of this Section 10(b) shall be made as soon as administratively practicable following the Executive’s termination of employment, but no later than 60 days following the Executive’s termination of employment, subject to any different payment schedule required pursuant to Section 15. Payment under clause (ii) of this Section 10(b) shall be made in March of the year following the year of the Executive’s termination of employment.

    In addition, provided the Executive complies with the requirements of Section 11(b), (A) all equity awards that were converted from CCE equity awards shall be fully vested upon termination, (B) LTIP Awards that vest solely based on service shall be vested pro rata on the basis of the number of months of service performed before the termination of employment, (C) LTIP Awards that vest on the basis of both service and performance and for which the service vesting condition has not been satisfied shall be deemed to satisfy the service vesting condition on a pro rata basis using the number of months of service performed before termination of employment and shall satisfy the performance condition to vesting on the basis of actual performance in accordance with the terms of the awards, and (D) the Inaugural Award shall vest pro rata on the basis of the number of months of service performed before the termination of employment, and any performance condition to vesting shall be waived or treated as satisfied at target, as applicable upon termination. All option awards that are vested shall remain exercisable for the balance of the original term of the grant.

    For purposes of this Agreement, “Good Reason” means (I) a material diminution of duties, responsibilities or authority or a material adverse change in the scope of authority, as measured from the Executive’s first role with the Company following the Closing, (II) a reduction in Base Salary or annual target MIP Award opportunity, or (III) a change from the work location specified in this Agreement that was not mutually agreed upon in writing by the Executive and the Company, provided, however, that (1) the Executive does not consent in writing to such event, (2) the Executive gives written notice to the Company within 60 days of the date on which the Executive first receives notice of the circumstances giving rise to the event, (3) the Company has not remedied the matter within 30 days, and (4) if the matter is not remedied, the Executive actually separates from service.

    (c)        Termination by the Company for Cause. If the Company terminates the Executive’s employment for Cause during the Initial Term, the Company shall pay the Executive only any earned but unpaid Base Salary and any amounts to which the Executive is legally entitled under the generally applicable terms of pension, savings, disability, or other programs. Payments of earned but unpaid Base Salary shall be made as soon as administratively practicable, but no later than 60 days following the Executive’s termination of employment.

    For purposes of this Agreement, “Cause” means (i) willful or gross misconduct by the Executive that is materially detrimental to the Company or an Affiliate, including but not limited to a willful violation of the Company’s trading policy or code of business conduct that is materially detrimental to the Company or an Affiliate, (ii) acts of personal dishonesty or fraud by the Executive toward the Company or an Affiliate, (iii) the Executive’s conviction of a felony, except for a conviction related to vicarious liability based solely on her position with the Company or an Affiliate, provided that the Executive had no involvement in actions leading to such liability or had acted upon the advice of the

Company’s or an Affiliate’s counsel, or (iv) the Executive’s refusal to cooperate in an investigation of the Company of an Affiliate if requested to do so by the Board. For purposes of this definition of Cause, no act or failure to act by the Executive shall be considered “willful” unless it occurs without the Executive’s good faith belief that such act or failure to act was in, or not contrary to, the best interests of the Company. Before the Executive may be terminated for Cause she shall be given 30 days to cure her misconduct, if cure is possible.

    (d)        Termination Due to Death. Upon the Executive’s death during the Initial Term, the Company shall pay to the Executive’s estate the following lump-sum cash amounts: (i) an MIP Award for the full year of the Executive’s death, based on actual performance results, (ii) an amount equal to the target value of any remaining LTIP Awards not yet made under Section 5, (iii) annual Base Salary plus the most recent target MIP Award multiplied by a fraction, the numerator of which is the number of months remaining in the Initial Term and the denominator of which is 12, and (iv) an amount equal to the Retention Award, with interest through the date of the Executive’s death. The Company shall also fully vest all of the Executive’s outstanding equity grants, with the performance vesting of any PSUs based on actual results for performance periods that have concluded and based on target award levels for performance periods in progress. All option awards that are vested shall remain exercisable for the lesser of 60 months following termination of employment or the balance of the original term of the grant. Payment made under clause (i) of this Section 10(d) shall be made in March of the year following the year of the Executive’s death. Payments made under clauses (ii), (iii), and (iv) of this Section 10(d) shall be made as soon as administratively practicable, but no later than 90 days following the Executive’s death.

    (e)        Termination Due to Disability. In the event that the Executive’s employment is terminated due to Disability, the Company shall make the payments to the Executive set forth in Section 10(d), substituting references to the Executive’s disability for references to the Executive’s death.

    For purposes of this Agreement, “Disability” means the Executive’s inability by reason of a medically determinable physical or mental impairment, to engage in the ordinary duties of her position with the Company, which condition, in the opinion of a doctor mutually agreed upon by the Executive and the Company, is expected to have a duration of not less than one year.

    (f)        Termination Following Change in Control. If a Change in Control of the Company occurs and, within 24 months following such Change in Control, the Company terminates the Executive’s employment for reasons other than for Cause or the Executive terminates employment for Good Reason, the Company or its successor shall provide to the Executive the benefits described in Section 10(b), except that all outstanding equity grants shall fully vest rather than vest on a pro rata basis. “Change in Control” shall have the meaning specified in the Company’s 2010 Incentive Award Plan.

    (g)        No Duty to Seek New Employment in Mitigation of Damages. In the event of termination of the Executive’s employment with the Company for any reason, the Executive shall be under no duty to seek new employment or otherwise seek to mitigate damages arising from termination in order to be eligible for the provisions of this Section 10. In the event that the Executive does obtain new employment there shall be no reduction or offset to payments made under this Section 10 on account of such employment.

11.        Executive’s Obligations.

  (a)        General. All payments and benefits provided under this Agreement are expressly conditioned on the Executive’s compliance with the obligations contained in Sections 11(b) through 11(h). If the Executive violates any of the obligations set forth in this Section 11 in the 36 months following her termination of employment, the Executive shall forfeit any remaining payments, any unvested or unpaid restricted stock or stock units, and any outstanding stock options (whether or not vested).

    (b)        Mutual Release of Claims. All payments and benefits provided under Sections 10(b), (e) and (f) of this Agreement are subject to the Executive’s execution and delivery of a mutual release of claims waiving any and all claims, except for those reserved in the form of release, that the Executive may have against the Company and its Affiliates, and vice-versa. Such release shall be in the form attached hereto as Exhibit A and must be signed by the Executive and returned to the Company no later than 45 days after the Executive’s separation from service with the Company. If the Company has executed and delivered the mutual release of claims to the Executive and has not revoked such release, but the Executive fails to execute and deliver such release, or the Executive revokes such release as provided therein, then the Executive shall not be entitled to further payments or benefits under this Agreement, and the Executive must reimburse the Company for any such payments made in anticipation of the execution and non-revocation of the release.

    (c)        Noncompetition. Provided the Company is not in breach of its obligations to make any of the payments or provide any of the benefits provided in Sections 3 through 10 of this Agreement, during the period beginning with the Executive’s termination of employment during the Initial Term for any reason and ending upon the later of the 12-month anniversary of the Executive’s termination of employment or following the number of months of severance to which the Executive is entitled under Section 10(b) (if any), but no later than 24 months following the Executive’s termination of employment (such period of time shall hereinafter be referred to as the “Restricted Period”), the Executive shall not directly or indirectly, on the Executive’s own behalf or on behalf of any person or entity, compete with the Company by performing activities or duties substantially similar to the activities or duties performed by the Executive for the Company during the year preceding the Executive’s termination of employment for any business entity that is a Direct Competitor of the Company within the Restricted Area.

    A “Direct Competitor” of the Company is any business or operations in direct competition with the Company within the Restricted Area owned or operated by (i) PepsiCo, Inc.; (ii) Dr. Pepper Snapple Group, Inc.; (iii) if PepsiCo, Inc. or Dr. Pepper Snapple Group, Inc. do not have the highest or next highest market share among the producers and distributors of non-alcoholic beverages within the Restricted Area at the time the Executive’s employment terminates, then any company that has the highest or next highest market share among the producers and distributors of non-alcoholic beverages within the Restricted Area at the time the Executive’s employment with the Company terminates; or (iv) any company that provides bottling operations to the companies listed in subparts (i), (ii), and (iii) within the Restricted Area. The “Restricted Area” is any geographic area within the scope of the Executive’s management authority. The Executive expressly acknowledges and agrees that, because of the nature of the services the Executive has provided to the Company, the Executive has provided services throughout the Restricted Area and, therefore, the Restricted Area is reasonably defined to protect the Company’s legitimate business interests.

    (d)        Nonsolicitation. The Executive shall not, during the Restricted Period, directly or indirectly, on her own behalf or on behalf of any person or entity, solicit, divert, or appropriate to any non-alcoholic beverage business or operations, any person who transacted business with the Company or its Affiliates during the year preceding the date of the Executive’s termination of employment, provided that such person or entity is a person or entity with whom the Executive has had direct contact or has been a party to marketing or sales strategies with regard to.

    The Executive further shall not, during the Restricted Period, directly or indirectly, on her own behalf or on behalf of any person or entity, solicit, divert, or hire away, or attempt to solicit, divert, or hire away to any person or entity, any person employed by the Company or an Affiliate on the date of the Executive’s termination of employment or at any time during the one-year period preceding the Executive’s termination of employment.

    (e)        Confidentiality and Non-Disclosure. Except as required by law or pursuant to the order of a Court or government entity or in any legal proceeding to enforce this Agreement, the Executive shall not knowingly use, reveal, disclose, or divulge to any entity other than the Company without the express written authorization of the Company (i) any trade secrets of the Company for so long as they remain trade secrets and (ii) any Confidential Information after the Executive’s termination of employment, provided that the Executive knew at the time that such information was a trade secret or Confidential Information of the Company and provided that such information has not otherwise been disclosed to the public or is not otherwise in the public domain.

    “Confidential Information” means any data or information with respect to the business conducted by the Company or its Affiliates that is not generally known to the public and that is a valuable asset to the Company, including, but not limited to, sales reports, product pricing, sales materials, selling procedures, marketing agreements and programs, customer lists, customer requirements, specifications for new products, sources of supply for ingredients, packaging, and other materials used in the Company’s products, and the business plans and financial data of the Company, except to the extent that any such information is readily available in the public domain through no fault of the Executive.

    (f)        Nondisparagement. The Executive shall not disparage the Company, its Affiliates, or their employees, products, or services in any form or fashion that would cause any third party to lower its perception about the integrity, public or private image, professional competence, or quality of products or service of said entities or persons following the Executive’s termination of employment. The Company agrees that it will not, and it will instruct its officers and directors not to, disparage the Executive in any form or fashion that would cause any third party to lower its perception about the integrity, public or private image, professional competence, or quality of the Executive. Notwithstanding the foregoing, nothing contained herein shall prevent any person from (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements or (ii) making any truthful statement to the extent necessary to enforce this Agreement or required by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such person to disclose or make accessible such information.

    (g)        Records/Company Property. The Executive shall, following her termination of employment, return to the Company all documents (including copies and computer records thereof) of any nature that relate to or contain proprietary or confidential information concerning the Company, its Affiliates, its customers, or employees (except for documents describing or relating to the Executive’s employment terms, compensation or employee benefits and awards), and any and all property of the Company in her possession, including, but not limited to, computers, electronic recording media, business records, papers, documents, and other Company property.

    (h)        Cooperation. The Executive shall cooperate with the Company and its counsel in any litigation or human resources matters in which she may be a witness or potential witness or have knowledge of the relevant facts or evidence by making herself available ( on reasonable notice and consistent with the Executive’s other reasonable commitments) to testify at the request of the Company or Affiliate in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and otherwise to assist the Company in any such action, suit or proceeding by providing information and meeting and consulting with members of management of, or other representatives of, or counsel to, the Company as reasonably requested in relation to a matter of which the Executive had knowledge or for which she was responsible before termination of employment. The Company shall promptly reimburse the Executive for reasonable and necessary expenses incurred in the course of complying with this provision.

    (i)        Repayment of Benefits in Certain Cases. If a two-thirds majority of the independent members of the Board, after permitting the Executive to respond on her own behalf or through counsel to all charges against her, determines (i) within two years of the Executive’s termination of employment that the Executive could have been terminated for Cause, (ii) that the Executive has violated any of the obligations of Section 11(c) or (d), or (iii) that the Executive engaged in fraud or ethical misconduct that resulted in or directly contributed to the restatement of the Company’s financial results, then (A) such event shall be treated as a violation of the obligations of this Section 11 and the forfeitures described in Section 11(a) shall be applicable, and (B) the Executive shall promptly repay to the Company an amount equal to the sum of all payments provided under Section 10(b) other than those payments that would have been provided under Section 10(c) and all gains from the vesting of Company restricted stock and stock units and upon the exercise of Company stock options occurring upon or subsequent to separation from service with the Company. If clause (iii) is applicable, the Board may also require the Executive to repay some or all of the Executive’s incentive compensation for the year or years affected by the restatement and gains from the vesting of Company restricted stock and stock units and upon the exercise of Company stock options occurring in or after the year or years affected by the restatement. Any dispute regarding this Section 11(i), including, without limitation, a dispute regarding whether the Executive could have been terminated for Cause, shall be subject to the arbitration provisions of Section 14.

    (j)        Remedies with Respect to Covenants. In the event of any breach by the Executive of the covenants and representations contained in this Section 11 (a “Breach”), or threatened Breach, the Company shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain such Breach or threatened Breach. Any member of an Affiliate for which the Executive performs services may enforce this Agreement, and any injunction or other remedy under this Section 11(j) shall be enforceable in the United States and any other jurisdiction.

12.        Existing CCE Plans. The Executive acknowledges and agrees that, for purposes of the CCE Executive Severance Plan, any CCE equity awards, and any other CCE benefit plan or arrangement other than a qualified retirement plan or health and welfare plan, the Executive has not had a termination of employment entitling her to any benefits or payments under those plans or arrangements.

13.        Notices. All notices and demands shall be deemed given when mailed and addressed as follows: (a) if to the Company, c/o the General Counsel at the address of the Company’s corporate headquarters, and (b) if to the Executive, to her home address as recorded in the Company’s records as of the date of such notice.

14.        Arbitration. Any dispute regarding the terms of this Agreement shall be resolved through binding arbitration before a sole arbitrator in Atlanta, Georgia, administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect. Judgment upon any award rendered by the arbitrator, including any injunctive relief, may be entered in any court having jurisdiction thereof. Each Party shall pay its own expenses, including but not limited to attorneys’ fees, of the arbitration or of any litigation arising out of this employment agreement, provided, however, that the arbitrator shall have the authority to award attorneys’ fees to the prevailing party. Notwithstanding the foregoing, any dispute regarding the terms of a plan or arrangement referenced in this Agreement shall be resolved as specified in such plan or arrangement. For the avoidance of doubt, any dispute regarding the noncompetition and non-solicitation provisions set forth in Sections 11(c) and (d) shall not be subject to arbitration, but shall be brought in a court of competent jurisdiction.

15.        Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Code and shall be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of the Executive’s separation from service with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided) until the date that is six months following the Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company shall pay any such delayed amounts in a lump sum at such time. If, in order to comply with Section 409A of the Code and Treas. Reg. §1.409A-3(f), some or all of the payments described in Section 10(b)(iii) are required to be paid in installments in the manner set forth in the CCE Executive Severance Plan as in effect on the date hereof, then such amounts shall be paid in such installments rather than in a lump sum. If any payments or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code.

16.        Section 280G Payments. Notwithstanding anything herein to the contrary, to the extent that any severance pay, Retention Award, stock option, restricted stock, RSUs, or other equity awards or benefits paid to, distributed to, or vested in the Executive pursuant to this Agreement or any other agreement or arrangement between the Company and the Executive (collectively, the “280G Payments”) (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this Section 16 would be subject to the excise tax imposed by Section 4999 of the Code, then the 280G Payments shall be payable either (i) in full or (ii) in such lesser amount which would result in no portion of such 280G Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income or excise taxes (including the excise tax imposed by Section 4999) results in the Executive’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or a portion of such benefits may be taxable under Section 4999 of the Code.

All calculations required by this Section 16 shall be made in good faith by the Company or such third party designated by the Company. Such calculations shall be provided to the Executive in writing as soon as practicable and shall be subject to the Executive’s review and comment, which the Company shall consider in good faith. Following the Executive’s comment, such calculations shall be conclusive and binding on the Parties for purposes of this Section 16. Notwithstanding the foregoing, if the calculations indicate that the Executive’s 280G Payments would be reduced pursuant to the preceding paragraph, the Executive may elect that an independent third party jointly designated by the Executive and the Company verify the calculations. If the Executive and the Company cannot agree on an independent third party, each shall designate an independent third party and the two designated parties shall choose a third party. The third party’s calculations shall be provided to the Executive and the Company in writing as soon as practicable and shall be subject to the Executive’s and Company’s review and comment, which the third party shall consider in good faith. Following the Executive’s and Company’s comment, such third party calculations shall be conclusive and binding on the Parties for purposes of this Section 16.

The reduction in any 280G Payments, if applicable, shall be effected in the following order: (i) any cash payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c); (ii) any equity awards that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c); (iii) any cash payments that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c), in order of the cash payments with the largest 280G Payment value; (iv) acceleration of vesting of any stock options subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) for which the exercise price exceeds the then fair market value of the underlying stock, in order of the option tranches with the largest 280G Payment value; (v) acceleration of vesting of any equity award subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) that is not a stock option, in order of the equity tranches with the largest 280G Payment value; and (vi) acceleration of vesting of any stock options subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) for which the exercise price is less than the fair market value of the underlying stock in such manner as would net the Executive the largest remaining spread value if the options were all exercised as of the Code Section 280G event.

17.        Miscellaneous.

    (a)        Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the Parties and contains all of the agreements made between the Parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements in effect as of the date hereof, either oral or in writing, between the Parties hereto, with respect to the subject matter hereof.

    (b)        Amendments. This Agreement may not be amended or modified other than by a written agreement signed by the Parties to this Agreement or their respective successors and legal representatives.

    (c)        Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

    (d)        Severability. If any provision of this Agreement is held to be invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Agreement, and the Agreement shall be construed and enforced as if such provision had not been included.

    (e)        Survival. The respective rights and obligations of the Parties under Sections 5 through 17 shall survive any termination or expiration of this Agreement and shall continue to apply upon any extension of the term of this Agreement.

    (f)        Assignment and Successors. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns to the Company. The Executive may not assign any of her rights, except to her beneficiaries or heirs in accordance with the terms of an equity award or benefit plan, or delegate any of her duties or obligations under this Agreement or any portion hereof. If the Company changes its name, then references in this Agreement to the Company’s new name shall be deemed to be substituted for references to the Company’s prior name.

    (g)        Governing Law. This Agreement is intended to be governed by the laws of the state of Delaware, without regard for any choice of law principles of any jurisdiction.

    (h)        Consent to Jurisdiction. With respect to disputes regarding matters that are expressly excluded from the mandatory arbitration provision set forth in Section 14 of this Agreement, the following provisions apply:

  (i)        Each of the parties consents to the exclusive jurisdiction of the Chancery Courts of the State of Delaware and the United Sates District Court for the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement.

  (ii)        Each party expressly waives any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the Courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this Section 17(h) or to challenge or set aside on the basis of lack of jurisdiction, inconvenient venue, or improper forum any decision, award or judgment obtained in accordance with the provisions of this Agreement.

(iii)        Each of the parties expressly waives any and all objections it may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the parties consents to the service of process by personal service or any manner in which notices may be delivered in accordance with Section 13 of this Agreement.

    (i)        Withholding. The Company shall be entitled to withhold or cause to be withheld from amounts to be paid to the Executive under this Agreement any federal, state, or local withholding or other taxes or amounts that it is from time to time required to withhold.

    (j)        Waiver. Waiver by any Party hereto of any breach or default by the other Party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties hereto or from any failure by either Party hereto to assert its or her rights hereunder on any occasion or series of occasions.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the day and year first above written.

INTERNATIONAL CCE, INC.

By:	/s/ Greg Whitson	Date:	October 1, 2010
Greg Whitson
Vice President, HR Services

SUZANNE D. PATTERSON

/s/ Suzanne D. Patterson		Date:	October 1, 2010

EXHIBIT A

FORM OF MUTUAL RELEASE AGREEMENT

THIS MUTUAL RELEASE AGREEMENT (“Release”), entered into as of the date(s) indicated below, between International CCE, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”).

WHEREAS, the Company and the Executive have entered into an Employment Agreement dated                     , 2010 (“Agreement”); and

WHEREAS, the Executive will separate or has separated from service with the Company effective             .

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in the Agreement and releases contained in this Release, the Company and the Executive agree as follows:

1.        Executive Release. The Executive agrees, for herself, her spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on her behalf, to irrevocably and unconditionally release, acquit and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans’ fiduciaries, agents and trustees (collectively, “Company Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive has, or has had, against any of the Company Parties as of the date of execution of this Release arising out of or relating to the Executive’s employment or separation from service with the Company. This Release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. Nothing herein shall release the Company from any claims or damages based on (i) any right the Executive may have to enforce this Release or the Agreement, (ii) any right or claim that arises after the date of this Release, (iii) any right the Executive may have to benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of the Company, (iv) the Executive’s eligibility for indemnification in accordance with the certificate of incorporation and by-laws of the Company, or any applicable insurance policy, with respect to any liability the Executive incurs or incurred as an employee or officer of the Company, or (v) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and the Company are jointly liable.

2.        Company Release. The Company agrees, for itself and its successors and assigns, to irrevocably and unconditionally release, acquit and forever discharge the Executive, her spouse, heirs, executor or administrator (collectively, “Executive Parties”) from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Company has, or has had, against the Executive Parties as of the date of execution of this Release arising out of or relating to the Executive’s employment or separation from service with the Company including but not limited to any claim, demand, obligation, liability or cause of action arising under any federal, state, or local employment law or ordinance, tort, contract, or breach of public policy theory, or alleged violation of any other legal obligation. Nothing herein shall release the Executive from any claims or damages based on (i) any right the Company may have to enforce this Release or the Agreement, including, but not limited to, claims for reimbursement of payments under Section 11(b) of the Agreement in the event of revocation of the Release and any rights or claims that arise under Section 11(i) of the Agreement, (ii) any right or claim that arises after the date of this Release, (iii) any right the Company may have to obtain contribution as permitted by law in the event of entry of judgment against it as a result of any act or failure to act for which the Company and the Executive are jointly liable, and (iv) any claims the Company is required to pursue under applicable federal or state law, including, but not limited to, the Sarbanes-Oxley Act of 2002.

3.        Age Discrimination Claims. As part of this Release, the Executive understands that she is waiving all claims for age discrimination under the Age Discrimination in Employment Act. The Executive represents and acknowledges that she has carefully read and understands all of the provisions of this Release, and that she is voluntarily entering into this Release. The Executive represents and acknowledges that she has been advised in writing to, and has been afforded the right and opportunity to, consult with an attorney prior to executing this Release. The Executive has [twenty-one (21)] [forty-five (45)] days within which to consider this Release, and seven (7) days following its execution to revoke this Release by written notice to the Company.

THIS RELEASE CONTAINS A WAIVER AND GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND UNDERSTANDS THIS RELEASE, AND THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS RELEASE.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Release on the date(s) indicated below.

INTERNATIONAL CCE, INC.

By:	Date:

[Name]
[Title]

[EXECUTIVE]

Date:
[Name]

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